The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has or will file with the SEC a registration statement (including a prospectus, any free writing prospectus and any related issuer free writing prospectus) with respect to this offering (the “Offering Documentation”). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class B, Class P, Class X, Class LT-R and Class R Certificates. Only the classes of certificates listed in the tables below are offered by this prospectus supplement.
								Initial Certificate Ratings
Class	Related Mortgage Pool(s)	Class Principal Amount(1)	Initial Interest Rate(2)	Interest Rate Formula (until Initial Optional Termination Date)(3)(4)	Interest Rate Formula (after Initial Optional Termination Date)(4)(5)	Principal Type	Interest Type	Moody’s	S&P	Fitch
A1	1	$377,245,000	5.510%	LIBOR plus 0.180%	LIBOR plus 0.360%	Senior	Variable Rate	Aaa	AAA	AAA
A2	2	$216,842,000	5.390%	LIBOR plus 0.060%	LIBOR plus 0.120%	Senior, Sequential Pay	Variable Rate	Aaa	AAA	AAA
A3	2	$69,102,000	5.490%	LIBOR plus 0.160%	LIBOR plus 0.320%	Senior, Sequential Pay	Variable Rate	Aaa	AAA	AAA
A4	2	$29,013,000	5.640%	LIBOR plus 0.310%	LIBOR plus 0.620%	Senior, Sequential Pay	Variable Rate	Aaa	AAA	AAA
M1	1 & 2	$37,475,000	5.590%	LIBOR plus 0.260%	LIBOR plus 0.390%	Subordinated	Variable Rate	Aa1	AA+	AA+
M2	1 & 2	$27,998,000	5.660%	LIBOR plus 0.330%	LIBOR plus 0.495%	Subordinated	Variable Rate	Aa2	AA	AA
M3	1 & 2	$16,368,000	5.680%	LIBOR plus 0.350%	LIBOR plus 0.525%	Subordinated	Variable Rate	Aa3	AA-	AA-
M4	1 & 2	$14,214,000	5.740%	LIBOR plus 0.410%	LIBOR plus 0.615%	Subordinated	Variable Rate	A1	A+	A+
M5	1 & 2	$12,922,000	5.760%	LIBOR plus 0.430%	LIBOR plus 0.645%	Subordinated	Variable Rate	A2	A	A
M6	1 & 2	$10,769,000	5.800%	LIBOR plus 0.470%	LIBOR plus 0.705%	Subordinated	Variable Rate	A3	A-	A-
M7	1 & 2	$9,046,000	6.130%	LIBOR plus 0.800%	LIBOR plus 1.200%	Subordinated	Variable Rate	Baa1	BBB+	BBB+
M8	1 & 2	$6,030,000	6.630%	LIBOR plus 1.300%	LIBOR plus 1.950%	Subordinated	Variable Rate	Baa2	BBB	BBB
M9	1 & 2	$8,615,000	7.680%	LIBOR plus 2.350%	LIBOR plus 3.525%	Subordinated	Variable Rate	Baa3	BBB-	BBB-

(1)	These balances are approximate, as described in the prospectus supplement.
(2)	Reflects the interest rate as of the closing date.
(3)
Reflects the interest rate formula up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(4)	Subject to the applicable net funds cap, as described in the prospectus supplement under “Summary of Terms—The Certificates—Payments on the Certificates—Interest Payments.”
(5)
Reflects the interest rate formula after the option to purchase the mortgage loans is not exercised by the master servicer on the earliest possible distribution date as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations(5)	Incremental Denominations	CUSIP Number
A1	DD	0 day	Actual/360	10/25/2036	3/25/2013	$25,000	$1	055682 AA 6
A2	DD	0 day	Actual/360	10/25/2036	12/25/2008	$25,000	$1	055682 AB 4
A3	DD	0 day	Actual/360	10/25/2036	8/25/2012	$25,000	$1	055682 AC 2
A4	DD	0 day	Actual/360	10/25/2036	3/25/2013	$25,000	$1	055682 AD 0
M1	DD	0 day	Actual/360	10/25/2036	9/25/2010	$100,000	$1	055682 AE 8
M2	DD	0 day	Actual/360	10/25/2036	2/25/2013	$100,000	$1	055682 AF 5
M3	DD	0 day	Actual/360	10/25/2036	3/25/2013	$100,000	$1	055682 AG 3
M4	DD	0 day	Actual/360	10/25/2036	3/25/2013	$100,000	$1	055682 AH 1
M5	DD	0 day	Actual/360	10/25/2036	3/25/2013	$100,000	$1	055682 AJ 7
M6	DD	0 day	Actual/360	10/25/2036	3/25/2013	$100,000	$1	055682 AK 4
M7	DD	0 day	Actual/360	10/25/2036	3/25/2013	$100,000	$1	055682 AL 2
M8	DD	0 day	Actual/360	10/25/2036	3/25/2013	$100,000	$1	055682 AM 0
M9	DD	0 day	Actual/360	10/25/2036	3/25/2013	$100,000	$1	055682 AN 8

(1)	DD = For any distribution date, the close of business on the business day immediately before that distribution date.
(2)
0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or September 25, 2006, in the case of the first interest accrual period) and ending on the calendar day immediately before the related distribution date.

(3)	The final scheduled distribution date for the offered certificates is based upon the second distribution date after the date of the last scheduled payment of the latest maturing mortgage loan.
(4)
The expected final distribution date, based upon (a) a constant prepayment rate of 30% per annum and the modeling assumptions used in this prospectus supplement, each as described in the prospectus supplement under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” and (b) the assumption that the option to purchase the mortgage loans is exercised by the master servicer on the earliest possible distribution date as described in this prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	With respect to initial European investors subject to the European Union Prospectus Directive only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.